Exhibit 3.2

ARTICLES OF AMENDMENT

TO THE CHARTER

OF

GREEN BANKSHARES, INC.

                In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the "Articles of Amendment") to its Charter (the "Charter"):

1.             Name of Corporation.  The name of the Corporation is Green Bankshares, Inc.

2.             Section 8(j) of the Charter is hereby deleted in its entirety and replaced with the following:

"(j). (Intentionally omitted)”

3.             Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.

4.             Adoption.  These Articles of Amendment were duly adopted by the Board of Directors on May 5, 2011, and by the shareholders of the Corporation on September 7, 2011.

5.             Effective Date.  These Articles of Amendment will be effective when filed with the Secretary of State.

Date:  September 7, 2011

                                                                                                GREEN BANKSHARES, INC.

By:	/s/ Stephen M Rowd
Name:	Stephen M. Rownd
Title:	Chief Executive Office